CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Wheels Up Experience Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Wheels Up Experience Inc. on Form S-3 (File No. 333-258418) and on Forms S-8 (File No. 333-265991 and File No. 333-259636).

/s/ GRANT THORNTON LLP

New York, New York
March 31, 2023